Exhibit 10.2

AGREEMENT UNDER THE
FIRST UNITED BANK CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN

THIS AGREEMENT (the “Agreement”) is entered into this 14th day of February, 2007 by and between FIRST UNITED CORPORATION, a Maryland corporation (“the Company”), and William B. Grant, an executive officer of the Company (the “Eligible Employee”).

RECITALS:

WHEREAS, the Company adopted the First United Corporation Change in Control Severance Plan effective as of February 14, 2007, a copy of which is attached hereto as Exhibit A; and

WHEREAS,  the Eligible Employee has been designated as a participant in the Plan, effective as of the date set forth in Section 2 of this Agreement; and

WHEREAS, the Company and the Eligible Employee desire to enter into this Agreement to set forth the benefits to which the Eligible Employee is entitled under the Plan; and

NOW, THEREFORE, in consideration of the foregoing, the agreements and covenants set forth herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to enter into this Agreement, effective as set forth in Section 2 of this Agreement, as follows:

1.  Definitions. Except as defined in the Recitals and below, capitalized terms in this Agreement shall have the meanings given those terms in the Plan.

(a)
“Cause” means one of the following reasons for which the Eligible Employee’s employment with the Employer is terminated: (1) willful or grossly negligent misconduct that is materially injurious to the Employer; (2) embezzlement or misappropriation of funds or property of the Employer; (3) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (4) conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty or nolo contendere to such a crime; (5) failure or refusal by the Eligible Employee to devote full business time and attention to the performance of his duties and responsibilities if such breach has not been cured within 15 days after notice is given to the Eligible Employee; or (6) issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Eligible Employee’s employment in the business of banking.

(b)	“Change in Control Severance Benefits” means the benefits payable pursuant to Section 3 of this Agreement.

(c)
“Change in Control Protection Period” means the period commencing on the later of (1) the date that is 90 days before the date a Change in Control occurs or (2) the Effective Date, and ending on the first anniversary of the date the Change in Control occurs.

(d)	“Disability” shall have the meaning given that term under the First United Bank & Trust Long Term Disability Plan, as in effect at the time a determination of Disability is to be made.

(e)	“Effective Date” means the date set forth in Section 2 of this Agreement.

(f)	“Employer” means the Company or an Affiliate.

(g)
“Final Pay” means the sum of (1) the Eligible Employee’s annual salary for the year in which employment terminates, regardless of whether all such salary has been paid at the time of termination of employment and (2) the greater of (A) the Eligible Employee’s targeted cash bonus for the year in which employment terminates or (B) the actual cash bonus earned by the Eligible Employee for the year immediately prior to the year in which employment terminates.

(h)	“Good Reason” means, without the specific written consent of the Eligible Employee, any of the following:

(1)  A material and adverse change in the Eligible Employee’s status or position(s) as an officer or management employee of the Employer as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in his status or position as an employee of the Employer as a result of a material diminution in his duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Employer is no longer publicly owned) or the assignment to him of any duties or responsibilities which are materially inconsistent with such status or position(s) (other than any isolated and inadvertent failure by the Employer that is cured promptly upon his giving notice), or any removal of the Eligible Employee from or any failure to reappoint or reelect him to such position(s) (except in connection with the Eligible Employee’s Severance other than for Good Reason). Without limiting the foregoing, “Good Reason” shall include the Eligible Employee’s not being employed, after a Change in Control, as the Chief Executive Officer of a corporation the capital stock of which is listed or traded on a national securities exchange.

(2)  A 10% or greater reduction in the Eligible Employee’s base salary and targeted bonus from the base salary and targeted bonus that was in effective immediately prior to the occurrence of a Change of Control, but disregarding any reduction in bonus which occurs in accordance with the terms of any written bonus program as it reads immediately prior to the occurrence of a Change of Control.

(3)  The failure by the Employer or any successor to continue in effect any employee benefit plan (excluding any equity compensation plan) in which the Eligible Employee is participating at the time of the Change in Control (or plans providing the Eligible Employee with at least substantially similar benefits in the aggregate) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the Change in Control; or the taking of any action, or the failure to act, by the Employer or any successor which would adversely affect the Eligible Employee’s continued participation in any of such plans on at least as favorable a basis to him as is the case on the date of the Change in Control or which would materially reduce his benefits under any of such plans.

(4)  The Employer’s requiring the Eligible Employee to be based at an office that is both more than 50 miles from where his office is located immediately prior to the Change in Control and further from his then current residence, except for required travel on the Employer’s business to an extent substantially consistent with the business travel obligations which the Eligible Employee undertook on behalf of the Employer prior to the Change in Control.

(5)  The failure by the Company to obtain assumption of the Plan by a successor.

(i)	“Incentive Plan” means the First United Corporation 2006 Stock and Incentive Compensation Plan (or a successor plan).

(j)
“Key Employee” means, for the 12-month period beginning on a particular April 1, an Eligible Employee described in Section 416(i) of the Code (applied in accordance with the Section 416 regulations and disregarding Section 416(i)(5) of the Code) at any time during the 12-month period ending on the preceding December 31.

(k)
“Severance” means (1) the involuntary termination of the Eligible Employee’s employment by the Employer, other than for Cause, death or Disability or (2) a termination of the Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, during the Change in Control Protection Period; provided, however, that in each case the termination constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulations thereunder.

(l)	“Severance Date” means the date on which the Eligible Employee incurs a Severance.

2.  Effective Date and Term of Agreement. The effective date of this Agreement shall be February 14, 2007. This Agreement shall remain in effect from the Effective Date through February 14, 2010; provided, however, that (a) the Agreement shall automatically extend for additional one-year terms unless the Company provides written notice to the Eligible Employee not less than six months before the end of the then-current term; and (b) the Agreement shall automatically extend until the end of the Change in Control Protection Period if a Change in Control occurs during the term of the Agreement.

3.  Change in Control Severance Benefits.

(a)
Generally.  Subject to subsections (h) and (i) below, the Eligible Employee shall be entitled to the Change in Control Severance Benefits provided in this Section 3 if he incurs a Severance during the Change in Control Protection Period. Except for any benefits to which the Eligible Employee may be entitled to receive pursuant to the First United Bank & Trust Supplemental Executive Retirement Plan (as amended or supplemented from time to time), the Change in Control Severance Benefits provided in this Section 3 shall be the sole severance payments and benefits to which the Eligible Employee shall be entitled during the Change in Control Protection Period.

(b)
Payment of Accrued Obligations.  If the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall pay to him a lump sum payment in cash, no later than 10 days after the Severance Date, equal to the sum of (1) the Eligible Employee’s accrued annual base salary and any accrued vacation pay through the Severance Date, and (2) the Eligible Employee’s annual bonus earned for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs if such bonus has not been paid as of the Severance Date.

(c)
Payment of Severance.  Subject to subsections (h) and (i) below, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall pay to him a lump sum cash payment, no later than 10 days after the Severance Date, equal to 2.99 times the Eligible Employee’s Final Pay.

(d)	[Intentionally Omitted].

(e)
Immediate Vesting of Equity-Based Compensation Awards upon a Change in Control. Subject to subsections (h) and (i) below and any other limitations imposed by law, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, (1) the unexercised portions of all Options and SARs (as defined in the Incentive Plan) granted to the Eligible Employee under the Incentive Plan that have not expired or been forfeited pursuant to their terms shall automatically accelerate and become fully exercisable, (2) the restrictions and conditions on all outstanding Stock Awards (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall immediately lapse, (3) all outstanding Performance Units (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall become payable in an amount determined by the Committee, based on the Eligible Employee’s target payment for the relevant performance period and the portion of the relevant performance period that precedes the Change in Control, (4) all outstanding Stock Units (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall become payable in an amount not less than their target amounts, as determined by the Committee, and (5) all unpaid Dividend Equivalents (as defined in the Incentive Plan) and other Stock-Based Awards (as defined in the Incentive Plan) granted to the Eligible Employee that have not expired or been forfeited pursuant to their terms shall become fully payable in amounts determined by the Committee; provided, however, that, where a Severance precedes the Change in Control and the terms of any award granted to the Eligible Employee under the Incentive Plan would otherwise call for the forfeiture of such award upon the termination of the Eligible Employee’s employment with the Company, such award shall not be deemed to be forfeited on account of the Eligible Employee’s Severance and shall remain outstanding (subject to the other terms of the award, including its original term) as if the Change in Control preceded the Severance.

(f)
Benefit Continuation.  Subject to subsections (h) and (i) below, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for 30 months (or such lesser time as required to avoid the imposition of additional taxes under Section 409A of the Code) (the “Welfare Benefit Continuation Period”), the Company shall cover the Eligible Employee under the same type (e.g., individual or family coverage) of Employer-sponsored group health plan and dental plan in which he was covered as of his Severance Date. The Eligible Employee shall receive such continued coverage under the same terms and conditions (e.g., any requirement that employees pay all or any portion of the cost of such coverage) that would apply if the Eligible Employee had continued to be an employee of the Employer during the Welfare Benefit Continuation Period.

For each month during the Welfare Benefit Continuation Period in which the Eligible Employee’s continued coverage under an insured plan is not possible, the Company shall, in lieu of providing the coverage described in the preceding paragraph, make a monthly cash payment to the Eligible Employee equal to the monthly premium the Employer would be charged for coverage of a similarly-situated employee. The Company shall not be obligated to “gross up” or otherwise compensate the Eligible Employee for any taxes due on amounts paid pursuant to the preceding sentence.

Notwithstanding any other provision of this subsection (f), the Company’s obligation to provide continued coverage (or, in lieu thereof, make a cash payment) pursuant to this subsection (f) shall expire on the date the Eligible Employee becomes covered under one or more plans sponsored by a new employer (other than a successor to the Company) that, at the sole discretion of the Plan Administrator, are determined to provide coverage at least equivalent in the aggregate to the benefits continued under this subsection (f). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the expiration of the Welfare Benefit Continuation Period.

(g)
Outplacement Services.  Subject to subsection (i) below, if the Eligible Employee incurs a Severance during the Change in Control Protection Period, the Company shall provide him with reasonable outplacement services for up to 12 months following the Severance Date.

(h)
Release.  The Eligible Employee shall not be eligible to receive any Change in Control Severance Benefits provided in this Section 3 (other than payments under Section 3(b)) unless he first executes a written release and agreement provided by the Company and does not revoke such release and agreement within the time permitted therein for such revocation.

(i)
Restriction on Timing of Distribution for Key Employees. Notwithstanding any provision of this Agreement to the contrary and to the extent required by Section 409A of the Code and the Treasury Regulations thereunder, if the Eligible Employee is a Key Employee and any class of securities of the Company (or of any person with whom the Company would be considered a single employer under Section 414(b) and (c) of the Code) is publicly traded as of the Eligible Employee’s Severance Date, no distribution may be made to the Eligible Employee on account of such Severance before the date that is six months after the Severance Date (or, if earlier, the date of the Key Employee’s death).

4.  Excise Tax.

(a)
Gross-Up Payment. Notwithstanding any provision of the Plan or this Agreement to the contrary, in the event it shall be determined that any payment or distribution whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including, without limitation, payments or acceleration of vesting in respect of any equity-based or other award), or similar right (collectively, a “Payment”), to or for the benefit of the Eligible Employee, would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Eligible Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Eligible Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Eligible Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b)
Determination. Subject to subsection (d) below, all determinations required to be made under this Section 4, including whether an Excise Tax is payable by the Eligible Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made, at the Company’s discretion, by the Company’s outside auditing firm or by a nationally recognized accounting or benefits consulting firm (the “Firm”) designated by the Company prior to a Change in Control. If the Firm determines that any Excise Tax is payable by the Eligible Employee, the Company will pay the required Gross-Up Payment to the Eligible Employee during the calendar year following the Severance Date. If the Firm determines that no Excise Tax is payable by the Eligible Employee, it will, at the same time as it makes such determination, furnish the Eligible Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return.  Any determination by the Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Eligible Employee.  As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder.  If the Company exhausts or fails to pursue its remedies pursuant to subsection (d) below, and the Eligible Employee thereafter is required to make a payment of any Excise Tax, the Eligible Employee shall so notify the Company, which will direct the Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Eligible Employee as promptly as possible.  Any such Underpayment will be paid by the Company to, or for the benefit of, the Eligible Employee within five business days after receipt of such determination and calculations.

(c)	Fees and Expenses. The fees and expenses of the Firm for its services under this Section 4 will be borne by the Company.

(d)
IRS Claim. The Eligible Employee will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification will be given as promptly as practicable but no later than 10 business days after the Eligible Employee actually receives notice of such claim and the Eligible Employee will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Eligible Employee).  The Eligible Employee will not pay such claim prior to the earlier of (1) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company, or (2) the date that any payment of amounts with respect to such claim is due.

The Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with contesting such claim and will indemnify and hold harmless the Eligible Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.

Without limiting the foregoing provisions of this subsection (d), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this subsection (d) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that the Eligible Employee may participate therein at his own cost and expense) and may, at its option, either direct the Eligible Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine. If the Company directs the Eligible Employee to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Eligible Employee on an interest-free basis and will indemnify and hold harmless the Eligible Employee, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties thereon, imposed with respect to such advance. Any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Employee in which the contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Eligible Employee will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)
Refund. If, after the receipt by the Eligible Employee of an amount advanced by the Company pursuant to subsection (d) above, the Eligible Employee receives any refund with respect to such claim, the Eligible Employee will (subject to the Company’s complying with the requirements of subsection (d) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto).  If, after the receipt by the Eligible Employee of an amount advanced by the Company pursuant to subsection (d) above, a determination is made that the Eligible Employee will not be entitled to any refund with respect to such claim, and the Company does not notify the Eligible Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid, and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 4.  If, after the receipt by the Eligible Employee of a Gross-Up Payment but before the payment by the Eligible Employee of the Excise Tax, it is determined by the Firm that the Excise Tax payable by the Eligible Employee is less than the amount originally computed by the Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 4, the Eligible Employee shall promptly refund to the Company the amount by which the Gross-Up Payment initially made to him exceeds the Gross-Up Payment required under this Section 4.

5.  Taxes; Withholding. Subject to Section 4, the Eligible Employee shall be responsible for the payment of all applicable local, state and federal taxes associated with the Eligible Employee’s participation in the Plan and the receipt of Change in Control Severance Benefits hereunder, and the Company shall have the right to deduct from any distributions hereunder any such taxes or other amounts required by law to be withheld therefrom.

6.  General Provisions

(a)
Amendment and Termination.  This Agreement may not be terminated prior to the end of its term without the written consent of the Eligible Employee.  This Agreement may be amended by the Board at any time; provided, however, that this Agreement may not be amended without the written consent of the Eligible Employee if such amendment would in any manner adversely affect the interests of the Eligible Employee.  Any action taken by the Company or the Plan Administrator to cause the Eligible Employee to no longer be designated as an Eligible Employee or any action taken by the Company or the Plan Administrator to decrease the benefits for which the Eligible Employee is eligible shall be treated as an amendment to the Agreement which adversely affects the interests of the Eligible Employee.

(b)
Compliance with Law. Notwithstanding subsection (a) above or any other provision of this Agreement to the contrary, the Company may amend, modify or terminate this Agreement, without the consent of the Eligible Employee, as the Company deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan or this Agreement, including, without limitation, Section 409A of the Code and any Treasury Regulations or other guidance thereunder.

(c)
Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Maryland to the extent not preempted by federal law, without regard to any conflict of laws principles that would apply the law of another jurisdiction.

(d)
Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

(e)
Headings and Terms. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement. Capitalized terms shall have the meanings given herein. Singular nouns shall be read as plural and masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(f)	Successors. This Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors or assigns.

(g)
Application of the Plan; Entire Agreement. The Eligible Employee acknowledges, by executing this Agreement, that (1) this Agreement is subject in all respects to the provisions of the Plan, as amended from time to time, the terms of which are incorporated herein by reference and made a part hereof, (2) that a copy of the Plan and all amendments thereto through the date hereof were provided to the Eligible Employee on the date hereof, and (3) he understands and accepts of all of the terms and conditions of the Plan. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof. Any and all prior agreements or understandings with respect to such matters are hereby superseded.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day first above written.

ATTEST:	FIRST UNITED CORPORATION

/s/	By:	/s/
Name: Robert W. Kurtz Title: President/Chief Risk Officer

WITNESS:	ELIGIBLE EMPLOYEE

/s/	/s/
Name: William B. Grant